Filed pursuant to Rule 424(b)(3)
Registration No. 333-288437

PROSPECTUS SUPPLEMENT NO. 1
(TO PROSPECTUS DATED JULY 9, 2025)

This prospectus supplement updates ADC Therapeutics SA’s (the “Company”) prospectus dated July 9, 2025 relating to the offer and sale from time to time by the selling shareholders of 27,726,052 common shares. This prospectus supplement should be read in conjunction with the prospectus and is not complete without, and may not be used or delivered except in connection with, the prospectus.

Point72 Associates, LLC, a selling shareholder named in the prospectus, has informed the Company that it transferred 1,383,144 common shares registered pursuant to the prospectus to SILV Fund Ltd. This prospectus supplement updates the table contained in the “Selling Shareholders” section of the prospectus by (i) reducing the number of common shares that may be offered and sold by Point72 Associates, LLC by 1,383,144 common shares and (ii) adding SILV Fund Ltd. as a selling shareholder as set forth below to register the offer and sale by SILV Fund Ltd. of the 1,383,144 common shares that it received from Point72 Associates, LLC. This prospectus supplement does not change the aggregate number of shares registered pursuant to the prospectus.

Selling Shareholder	Number of Common Shares Beneficially Owned Prior to Any Sale	Number of Common Shares Offered by this Prospectus	Number of Common Shares Beneficially Owned Assuming Sale of All Shares Offered by this Prospectus
SILV Fund Ltd.(1)	1,383,144	1,383,144	—

(1)       Sirenia Capital Management LP (“Sirenia”) is the investment manager of SILV Fund, Ltd. and as such has investment and voting power with respect to the securities held by SILV Fund, Ltd. Sirenia Capital Management GP LLC (“Sirenia GP”) is the general partner of Sirenia. Alex Silverstein is the managing member of Sirenia GP. Each of SILV Fund, Ltd., Sirenia GP and Mr. Silverstein disclaims beneficial ownership over such securities. The address for the selling shareholder is 1674 Meridian Ave, Suite 320, Miami Beach, FL 33139.

Prospectus supplement dated April 15, 2026.